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Exhibit 4.3

AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT,

DATED AS OF

AUGUST 11, 2006

BY AND AMONG
PARADIGM GEOTECHNOLOGY B.V.
AND
THE SHAREHOLDERS LISTED
ON THE SIGNATURE PAGES HERETO

AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT

        AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT, dated as of August 11, 2006 (the "Agreement"), by and among Paradigm Geotechnology B.V., a private limited liability company organized under the laws of the Netherlands (the "Company"), the shareholders identified in Schedule 1 attached hereto (collectively, the "FPC Shareholders"), the shareholders identified in Schedule 2 attached hereto (collectively, the "EDS Current Shareholders"), the persons and entities identified in Schedule 3 attached hereto (collectively, the "EDS Equivalent Shareholders"), the shareholders of the Company identified in Schedule 4 attached hereto (the "Existing Shareholders") and the Company shareholders identified in Schedule 5 attached hereto (the "Other Shareholders," and together with the FPC Shareholders, the EDS Current Shareholders, the EDS Equivalent Shareholders and the Existing Shareholders, the "Shareholders").

RECITALS

        WHEREAS, the Company and the EDS Current Shareholders have entered into an Amended and Restated Share Purchase and Contribution Agreement, dated as of August 11, 2006, (the "Share Purchase Agreement"), pursuant to which the Company has agreed to acquire (the "Acquisition") all the capital stock of Earth Decision Sciences S.A., a société anonyme organized and existing under the laws of France ("EDS"), held by the EDS Current Shareholders.

        WHEREAS, the Company and certain EDS Equivalent Shareholders have entered into Liquidity Agreements, dated as of August 11, 2006, (the "Liquidity Agreements"), pursuant to which the EDS Equivalent Shareholders may acquire the ordinary shares of the Company (the "Company Ordinary Shares") upon certain liquidity events.

        WHEREAS, the Company, the FPC Shareholders and the Existing Shareholders entered into a Shareholders Agreement (the "Original Shareholders Agreement") dated as of August 22, 2005.

        WHEREAS, in connection with the Acquisition, the EDS Current Shareholders will become the shareholders of the Company and upon certain liquidity events certain EDS Equivalent Shareholders will become shareholders of the Company.

        WHEREAS, the Company, the FPC Shareholders and the Existing Shareholders desire to amend and restate the Original Shareholders Agreement and provide the EDS Current Shareholders and the EDS Equivalent Shareholders with certain shareholder rights.

        WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Company Ordinary Shares which the parties hereto own or may hereafter acquire, and to provide for certain rights and obligations in respect thereof as hereinafter provided.

        NOW, THEREFORE, in consideration of the premises and of the terms and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed to them below:

        "Accredited Investor" shall have the meaning set forth in Rule 50 1 (a) of Regulation D promulgated under the Securities Act.

        "Acquisition" shall have the meaning ascribed to it in the Recitals hereof.

        "Affiliate" of a Person shall mean a Person directly or indirectly controlled by, controlling or under common control with such Person.

        "Blocked Shares" shall have the meaning ascribed to it in Section 2.8 hereof.

        "Board of Directors of the Company" means the board of supervisory directors of the Company.

        "Change of Control" shall mean (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than the FPC Shareholders and their Affiliates of a majority of the outstanding voting stock of the Company or (2) the sale of or other disposition (other than by way of merger or consolidation) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person or group of Persons, other than to a Person (or group of Persons) a majority of the outstanding voting stock (or other interests) of which are beneficially owned by the FPC Shareholders and their Affiliates.

        "Claims" shall mean losses, claims, damages or liabilities, joint or several, actions or proceedings (whether commenced or threatened).

        "Company" shall have the meaning ascribed to it in the Introduction hereof.

        "Company IPO" shall mean the first to occur of a US Company IPO or an Other Company IPO.

        "Company Ordinary Shares" shall have the meaning ascribed to it in the Recitals hereof.

        "Company Ordinary Share Equivalent" shall mean all securities, including of other companies, which, directly or indirectly, are exchangeable or convertible for Company Ordinary Shares, including a security which, upon exercise, can then be, or must then be, exchanged for Company Ordinary Shares.

        "Competitor" shall have the meaning ascribed to it in Section 2.1.3 hereof.

        "Demand Registration" shall mean the FPC Shareholder Demand Registration and the EDS Shareholder Demand Registration.

        "Drag-Along Right" shall have the meaning ascribed to it in Section 2.5.1 hereof.

        "Drag-Along Seller" shall have the meaning ascribed to it in Section 2.5.2 hereof.

        "EDS" shall have the meaning ascribed to it in the Recitals hereof.

        "EDS Current Shareholders" shall have the meaning ascribed to it in the Introduction hereof.

        "EDS Equivalent Shareholders" shall have the meaning ascribed to it in the Introduction hereof.

        "EDS Founder Shareholder" shall mean each of Jean-Laurent Mallet, Jean-Claude Dulac and Pascal Le Melinaire.

        "EDS Shareholder Demand Registration" shall have the meaning ascribed to it in Section 3.1.3 hereof.

        "EDS Shareholders" shall mean the EDS Current Shareholders and the EDS Equivalent Shareholders.

        "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended.

        "First Offer Shares" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "First Offer Option Period" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Fox Paine" shall have the meaning ascribed to it in Section 5.1 5 hereof.

        "FPC Shareholder Demand Registration" shall have the meaning ascribed to it in Section 3.1.2 hereof.

        "FPC Shareholders" shall have the meaning ascribed to it in the Introduction hereof.

        "Liquidity Agreements" shall have the meaning ascribed to it in the Recitals hereof.

        "Maximum Sale Number" shall have the meaning ascribed to it in Section 3.1.4 hereof.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Nasdaq" shall mean The Nasdaq Stock Market, Inc.

        "New Securities" shall mean any Company Ordinary Shares and any securities of the Company that are convertible or exercisable into the Company Ordinary Shares; provided, however, that New Securities shall not include the Company Ordinary Shares or convertible securities: (a) issued upon the exercise of any convertible securities, options, rights, warrants or similar securities issued in compliance with Section 5.1 hereof; (b) issued in connection with payment-in-kind interest; (c) issued in connection with dividends payable in kind, if and when declared; (d) issued in connection with a share split, share combination or reclassification by the Company of any Company Ordinary Shares; (e) issued pursuant to a reorganization or recapitalization of the Company or any of its subsidiaries; (f) granted or issued pursuant to the exercise of options or other stock-based incentive awards granted to consultants, advisors, employees, officers or directors of the Company or any of its subsidiaries pursuant to plans or agreements approved by the Board of Directors of the Company; (g) issued in connection with a merger, consolidation, strategic alliance, acquisition or similar business combination (including the Company Ordinary Shares issued as a broker's or finder's fee upon the consummation of such a transaction); (h) issued pursuant to a registration statement or similar filing or a public offering under the applicable securities laws; (i) issued in connection with borrowing or the issuance of debt securities; (j) issued in an offering with aggregate gross proceeds not to exceed US$3 million; or (k) offered and sold under a registration statement that is effective under the Securities Act.

        "New Securities Notice" shall have the meaning ascribed to it in Section 5.1 hereof.

        "Notice of First Offer Election" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Notice of Preemptive Election" shall have the meaning ascribed to it in Section 5.1 hereof.

        "Offer Notice" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Offer Shares" shall have the meaning ascribed to it in Section 2.4.1.

        "Ordinary Shares" shall mean the Company Ordinary Shares and Company Ordinary Share Equivalent.

        "Original Shareholders Agreement" shall have the meaning ascribed to it in the Recitals hereof.

        "Other Company IPO" shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of Ordinary Shares on an international securities exchange with aggregate gross proceeds to the Company of at least U.S. $50 million; provided that a "US Company IPO" shall not constitute an "Other Company IPO."

        "Other Shareholder" shall have the meaning ascribed to it in the Recitals hereof.

        "Parent" shall have the meaning ascribed to it in Section 4.1 hereof.

        "Parent IPO" shall have the meaning ascribed to it in Section 4.1 hereof.

        "Permitted Transferee" shall have the meaning ascribed to it in Sections 2.3.3 and 2.3.4 hereof.

        "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, government (or any department or agency thereof) or other entity.

        "Piggyback Notice" shall have the meaning ascribed to it in Section 3.1. hereof.

        "Piggyback Registration" shall have the meaning ascribed to it in Section 3.1.1 hereof.

        "Preemptive Rights Offer" shall have the meaning ascribed to it in Section 5.1 hereof.

        "Preemptive Rights Offeree" shall have the meaning ascribed to it in Section 5.1 hereof.

        "Preemptive Rights Waiting Period" shall have the meaning ascribed to it in Section 5.1 hereof.

        "Proposed Transferee" means a Person or group as defined in Section 13(d)(3) of the Exchange Act, to whom Ordinary Shares are proposed to be Transferred pursuant to the terms of Sections 2.3,2.5 or 2.6 of this Agreement.

        "Qualified EDS Shareholders" shall have the meaning ascribed to it in Section 4.1 hereof.

        "Registrable Securities" shall mean the Ordinary Shares; provided, however, as to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities (or, in the case of Ordinary Share Equivalents, the related Company Ordinary Shares) shall have become effective under the Securities Act and, except in the case of a registration statement on Form S-8, such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold pursuant to Rule 144 (or any successor provision), (iii) such securities shall have been otherwise transferred and new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, (iv) such securities (or, in the case of Ordinary Share Equivalents, the related Company Ordinary Shares) shall have become eligible for sale to the public without registration under Rule 144, or (v) such securities shall have ceased to be outstanding.

        "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with Article I11 of this Agreement, including without limitation, (i) all SEC (or comparable securities regulator) and stock exchange or the NASD registration and filing fees, (ii) all fees and expenses of complying with securities or "blue sky" laws (including reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of the Registrable Securities), (iii) all printing, messenger and delivery expenses, (iv) the fees and disbursements of counsel for the Company and of the Company's independent public accountants, including the expenses of any special audits and/or "cold comfort" letters required by or incident to such performance and compliance, (v) the reasonable fees and disbursements of one counsel retained by the Shareholders (if the FPC Shareholders are among the selling Shareholders, such counsel to be selected by the FPC Shareholders) as a group in connection with each such registration, (vi) any fees and disbursements of underwriters customarily paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained in connection with the requested registration, including any fee payable to a qualified independent underwriter within the meaning of the rules of the NASD, but excluding underwriting discounts and commissions and transfer taxes, if any, (vii) internal expenses of the Company (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and (viii) securities acts liability insurance (if the Company elects to obtain such insurance).

        "Right of First Offer" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Rule 144" shall mean Rule 144 under the Securities Act.

        "S-3 Registration" shall have the meaning ascribed to it in Section 3.1.3 hereof.

        "Sale Notice" shall have the meaning ascribed to it in Section 2.4.1 hereof.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the U.S. Securities Act of 1933, as amended.

        "Selling EDS Shareholder" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Shareholders" shall have the meaning ascribed to it in the Recitals hereof.

        "Share Purchase Agreement" shall have the meaning ascribed to it in the Recitals hereof.

        "Tag-Along Right" shall have the meaning ascribed to it in Section 2.6.3(a) hereof.

        "Tag-Along Seller" shall have the meaning ascribed to it in Section 2.6.3(b) hereof.

        "Tag-Along Shares" shall have the meaning ascribed to it in Section 2.6.2 hereof.

        "Third Party Offer" shall have the meaning ascribed to it in Section 2.3.2 hereof.

        "Transfer" shall mean to sell, assign, pledge or encumber or otherwise transfer or convey, directly or indirectly, whether or not for consideration.

        "Transferee" shall mean any Person to whom a Transfer is made, regardless of the method of Transfer.

        "Transferor" shall mean any Person by whom a Transfer is made, regardless of the method of Transfer.

        "US Company IPO" shall mean an underwritten initial public offering or public offerings (on a cumulative basis) of Ordinary Shares pursuant to a registration statement or registration statements under the Securities Act with aggregate gross proceeds to the Company of at least U.S. $50 million.

        "Violation" shall have the meaning ascribed to it in Section 3.3(a) hereof.

ARTICLE 2.

RESTRICTIONS ON TRANSFERS OF STOCK

        2.1   General Limitation on Transfers.

          2.1.1 Transfers Generally. Each Shareholder agrees that, prior to the earlier of the Company IPO or the Parent IPO, no Shareholder shall Transfer any Ordinary Share unless such Transfer is made in accordance with the provisions of this Section 2. Except as provided herein, no Shareholder shall Transfer any Ordinary Shares, except to a Permitted Transferee, without the prior written approval of the Board of Directors of the Company, which approval may be granted or withheld by the Board of Directors of the Company, in its sole and absolute discretion.

            (a)   As used in this Agreement, Ordinary Shares shall include any shares of Restricted Stock granted to any of the Shareholders; provided, however, that, to the extent the Transfer thereof is otherwise prohibited or restricted, no rights to Transfer, including pursuant to Section 2.3, shall be granted hereunder.

          2.1.2 Obligations of Transferees. No Shareholder shall complete a Transfer of Ordinary Shares that would otherwise be permitted pursuant to this Agreement (other than pursuant to a Drag-Along Right) unless (a) the Transferee (including a Permitted Transferee pursuant to Section 2.3) shall have executed an appropriate document in form and substance reasonably satisfactory to the Company confirming that (i) the Transferee takes such Ordinary Shares subject to all the terms and conditions of this Agreement to the same extent as its Transferor was bound by, and entitled to the benefits of, such provisions and (b) such document shall have been delivered to and approved (as described above) by the Company prior to such Transferee's acquisition of Ordinary Shares, which approval shall not be unreasonably withheld or delayed.

          2.1.3 Transfers to Competitors. Notwithstanding anything to the contrary in this Agreement, without the consent of the Board of Directors of the Company, no Shareholder shall, at any time, directly or indirectly, Transfer any Ordinary Shares to any Competitor or to any subsidiary or Affiliate of such a Competitor (other than Transfers to the Company and its Affiliates) unless such Transfer is made in connection with the exercise of a Drag-Along Right pursuant to Section 2.5, in which event such sale may be made only in accordance with Section 2.5, as applicable. For the purposes hereof, a "Competitor" shall mean a Person that competes in a significant manner with a substantial business of the Company or any subsidiary, or, a Person that has a substantial investment in any such competing entity; provided, however, that an institutional investor or its Affiliates that hold non-voting debt or less than five percent (5%) of the publicly traded equity securities of any such Competitor as a passive portfolio investment shall not be a Competitor. For purposes of this provision, the good faith determination of a majority of the entire Board of Directors of the Company that a proposed Transferee is a Competitor, made within thirty (30) days of written notice to the Board of Directors of the Company of the proposed Transfer, shall in all respects be conclusive.

        2.2   Compliance with Securities Laws. No Shareholder shall Transfer any Ordinary Shares unless the Transfer is made in accordance with the terms of this Agreement and the provisions of applicable securities law, and the Company shall be entitled to request from such Shareholder an opinion of legal counsel to such effect in a form reasonably satisfactory to the Company.

        2.3   Permitted Transfers.

          2.3.1 Permitted Transfers Generally. The restrictions contained in this Section 2 with respect to Transfers of Ordinary Shares shall not apply to any Transfer by a Shareholder (a) to a Shareholder's spouse, children (including adopted), grandchildren (including adopted) or other living descendants, or executors, administrators, testamentary trustees or to a trust or family partnership of which there are no principal (i.e., corpus) beneficiaries or partners other than the grantor or one or more of such Shareholder spouse or described relatives, executors, administrators, testamentary trustees, or by the laws of descent and distribution and provided that, in the case of a trust, the existing beneficiaries and/or trustee(s) and/or grantor(s) of such trust have the power to act with respect to the trust's assets without court approval and, in the case of a family partnership, that the partners thereof have the power to act with respect to the partnership's assets without court approval and the partnership is not permitted to (i) distribute assets to Persons who are not among the relatives listed above or (b) to a legal representative of such Shareholder in the event such Shareholder becomes mentally incompetent or to such Shareholder's personal representative following the death of such Shareholder; or (c) to a company or other legal entity that controls, is controlled by, or is under common control with such Shareholder and which such Shareholder and Persons identified in clauses (a) and (b) own a majority of the outstanding equity interests. Transferees to whom Transfers are permitted pursuant to this Section 2.3 are referred to herein as "Permitted Transferees"; provided, however, that so long as the Company is a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (a "B.V."), "Permitted Transferees" shall be limited to a Shareholder's spouse, registered partner, children (including adopted), grandchildren (including adopted) or other living descendants in the direct line or in the collateral line to the second degree. The restrictions contained in this Section 2, other than Section 2.2, with respect to Transfers by Shareholders of Ordinary Shares shall not apply to any Transfer by a Permitted Transferee to another Permitted Transferee of such Shareholder.

          2.3.2 EDS Shareholder Transfer. Right of First Offer.

            (i)    Offer Notice. If an EDS Shareholder (the "Selling EDS Shareholder") desires to Transfer any Ordinary Shares to any Person other than (i) to a Permitted Transferee or (ii) as a Tag-Along Seller or Drag-Along Seller, such Selling EDS Shareholder shall, prior to soliciting a bona fide written offer from an independent third-party (the "Third-Party Offer"), deliver to each of the Company and the FPC Shareholders a written notice (the "Offer Notice") offering to sell such shares of the Ordinary Shares proposed to be sold (the "First Offer Shares") first to the FPC Shareholders. The Offer Notice shall state (i) that the Selling

    EDS Shareholder desires to sell the First Offer Shares, (ii) the purchase price per share and (iii) the material terms and conditions subject to which the First Offer Shares are offered.

            (ii)   Exercise of Right of First Offer.

              (1)   Upon receipt of the Offer Notice, the FPC Shareholders shall have the option (the "Right of First Offer"), which shall be exercisable by written notice (the "Notice of First Offer Election") delivered to the Selling EDS Shareholder within 30 days after the date the Offer Notice is delivered to the FPC Shareholders (the "First Offer Option Period"), to purchase from the Selling EDS Shareholder, at the price and upon the terms specified in the Offer Notice, all, but not less than all, of the First Offer Shares, and, in the case more than one FPC Shareholder should exercise such option, the pro rata part of the aggregate nominal value of their mutual holdings.

              (2)   Each Notice of First Offer Election shall recite that such Notice of First Offer Election constitutes a binding obligation of the FPC Shareholders committing the same to purchase, upon the same terms and subject to the conditions set forth in the Offer Notice.

              (3)   The closing of the purchase of the First Offer Shares subscribed to by the FPC Shareholders pursuant to this Section 2.3.2 shall be held at the principal office of the Company at 10:00 a.m., local time on the date contemplated in the Offer Notice, which date will not be earlier than the earlier to occur of (x) the thirtieth (30th) day after the later to expire of the First Offer Option Period and (y) the date that the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or any other antitrust or similar laws, shall have expired or been terminated, if applicable to the FPC Shareholders' purchase of the First Offer Shares.

            (iii)  Sale to Third-Party Purchaser.

              (1)   If the Offer Notice shall have been duly delivered, and the FPC Shareholders shall not have exercised the Right of First Offer to purchase all of the First Offer Shares, the Selling EDS Shareholder may solicit Third-Party Offers to purchase all (but not less than all) of the First Offer Shares and, so long as any sale of the First Offer Shares made pursuant to a Third-Party Offer is (A) upon such terms, and subject to such conditions, as are not materially different from those set forth in the Offer Notice, and at the same price as set forth in the Offer Notice, (B) consummated within ninety (90) days from the date the Offer Notice is first delivered to the FPC Shareholders, and (C) in accordance with clause (2) below, such transfer may be consummated without further restriction under this Section 2.3.2, but, while the Company is a B.V., subject to the approval of the Board of Directors of the Company, and shall be a Permitted Transfer under this Agreement. If the Selling EDS Shareholder shall not have completed the sale of some or all of the First Offer Shares in accordance with the foregoing, the Selling EDS Shareholder shall not subsequently Transfer the First Offer Shares except in accordance with the requirements of this Section 2.3.2; provided, that if the Selling EDS Shareholder desires to sell less than all of the First Offer Shares at the price included in the Offer Notice, such Selling EDS Shareholder may offer the FPC Shareholders the right to purchase such number of First Offer Shares and, if the FPC Shareholders do not accept such offer First Offer Shares within 5 Business Days after receipt of such offer by the FPC Shareholders (and purchase such First Offer Shares within 15 days of such acceptance), such Selling EDS Shareholder may sell such number of First Offer Shares within 10 Business Days after receipt of such offer by the FPC Shareholders.

              (2)   All First Offer Shares transferred by the Selling EDS Shareholder in accordance with clause (1) above shall remain, and the third-party purchaser shall agree and be permitted to take and hold such First Offer Shares, subject to all of the obligations and restrictions imposed upon, and rights granted to, the Selling EDS Shareholder by this Agreement. No transfer of First Offer Shares to which the preceding sentence applies shall be effective unless and until the third-party purchaser shall have executed and delivered to the Company appropriate instruments or other supporting documents to the foregoing effect.

            (iv)  Termination of Right of First Offer. The Right of First Offer shall expire upon the consummation of the earlier of the Company IPO or the Parent IPO.

                (b)   After the third anniversary of the closing of the Acquisition, the EDS Shareholders shall be free to Transfer Ordinary Shares to any Person, in whole or in part at any time; provided, however, that such Transfer shall be subject to Section 2.1.3, Section 2.2, 2.3.2(a) and, if applicable, Section 2.7, and, while the Company is a B.V., Section 2.1.1 hereof.

        2.4   Other Transfer Restrictions. The restrictions contained in this Agreement shall be in addition to and not in lieu or limitation of any restrictions on the ownership or Transfer of Ordinary Shares (including with respect to any Restricted Stock) contained in any stock subscription agreement or employment agreement or consulting agreement or any analogous provision of any employment, consulting, compensation or benefit agreement or arrangement or other agreement between the Company or any of its Affiliates and any Shareholder; provided, however, that, upon the termination of any such employment or consulting agreement or other such agreement or arrangement or lapsing of such restrictions, the restrictions and provisions contained herein shall continue in full force and effect pursuant to this Agreement. In addition to the restrictions on transfer set forth in this Agreement, and without limiting any such restrictions, any Transfer of Ordinary Shares issued to officers, directors, employees, consultants or other service providers of the Company or any of its subsidiaries or affiliates, or that were issued upon an exercise of an option or options granted to officers, directors, employees, consultants or other service providers of the Company or any of its subsidiaries or affiliates, other than Transfers to Permitted Transferees in accordance with Section 2.6, shall be subject to the prior written approval of the Board of Directors of the Company acting in its sole discretion; the foregoing restriction shall remain in effect regardless of whether the person holding such shares continues to serve as an officer, director, employee, consultant or service provider of the Company or any of its subsidiaries or affiliates.

        2.5   Drag-Along Right.

          2.5.1 Exercise. If, prior to the earlier of the Company IPO or the Parent IPO, the FPC Shareholders propose to make a sale, in a transaction or series of related transactions, directly or indirectly, of at least 50% of the Ordinary Shares of the Company they hold (including through sales of holdings of Affiliates) to a Proposed Transferee, including pursuant to a stock sale, merger, business combination, recapitalization, consolidation, reorganization, restructuring or similar transaction, the FPC Shareholders shall have the right (a "Drag-Along Right"), exercisable upon 15 days' prior written notice to the other Shareholders, to require the other Shareholders to sell such number of Ordinary Shares equal to (a) the total number of Ordinary Shares owned by such Shareholders, multiplied by (b) a fraction (i) the numerator of which is the number of Ordinary Shares the FPC Shareholders propose to sell to the Proposed Transferee and (ii) the denominator of which is the total number of Ordinary Shares held by the FPC Shareholders, to the Proposed Transferee on the same terms and conditions and at the same price as the FPC Shareholders would receive in connection with such transaction.

          2.5.2 Sale Agreement. Each Shareholder selling Ordinary Shares pursuant to a transaction contemplated by this Section 2.5 (a "Drag-Along Seller") agrees to cooperate in consummating such a sale, including, without limitation, by becoming a party to the sales agreement and all other appropriate related agreements, delivering, at the consummation of such sale, stock certificates and other instruments for such Ordinary Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents. In addition, the EDS Equivalent Shareholders agree to exchange their Company Ordinary Share Equivalent for the Company Ordinary Shares within fifteen (15) days after the mailing of the written notice as described in Section 2.5.1 hereof from the FPC shareholders. The foregoing notwithstanding, in connection with such sale, a Drag-Along Seller, as such, shall not be required to make any representations and warranties with respect to the Company or the Company's business or with respect to any other seller. In addition, each Drag-Along Seller shall be severally responsible for its proportionate share of the third-party expenses of sale incurred in connection with such sale. Such monetary obligations and liabilities shall include (to the extent such obligations are incurred) monetary obligations and liabilities for indemnification (including for (a) breaches of representations and warranties made in connection with such sale by the Company or any other seller with respect to the Company or the Company's business and (b) breaches of covenants in effect prior to closing), and shall also include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments, provided all such obligations are equally applicable on a several and not joint basis to each Drag-Along Seller based on the consideration received by such Drag-Along Seller. The foregoing notwithstanding, (a) without the written consent of a Drag-Along Seller, the amount of such obligations and liabilities for which such Drag-Along Seller shall be responsible shall not exceed the net, after-tax, cash proceeds received by such Drag-Along Seller in such sale, (b) a Drag-Along Seller shall not be obligated to enter into any non-compete or other post-closing covenant that restricts its activities in any way and (c) a Drag-Along Seller shall not be responsible for the fraud of any other seller or any indemnification obligations and liabilities for breaches of representations and warranties made by any other seller with respect to such other seller's (i) ownership of and title to shares of capital stock of the Company, (ii) organization, (iii) authority and (iv) conflicts and consents.

          2.5.3 No Liability. Notwithstanding any other provision contained in this Section 2.5, there shall be no liability on the part of the Company or the FPC Shareholders in the event that the sale pursuant to this Section 2.5 is not consummated for any reason whatsoever. The decision whether to effect a Transfer pursuant to this Section 2.5 shall be in the sole and absolute discretion of the FPC Shareholders.

        2.6   Tag-Along Rights.

          2.6.1 Sale Notice. If the FPC Shareholders propose to sell more than 10% of the Ordinary Shares owned by them in any transaction or series of related transactions (including through sales of holdings of Affiliates), other than (a) to an Affiliate of the FPC Shareholders, (b) pursuant to the exercise of a Drag-Along Right pursuant to Section 2.5 of this Agreement, (c) pursuant to an FPC Demand Registration, or (d) following the earlier of the Company IPO or the Parent IPO, sales effected through open market or non-directed broker's transactions pursuant to Rule 144, then the FPC Shareholders shall first give written notice (the "Sale Notice") to the Company and to each of the EDS Shareholders, stating that the FPC Shareholders desire to make such sale, referring to Section 2.6 of this Agreement, specifying the number of shares of Ordinary Shares proposed to be sold by the FPC Shareholders pursuant to the offer (the "Offer Shares"), and specifying the price, the form of consideration and the material terms pursuant to which such sale is proposed to be made. Notwithstanding anything in this Agreement to the contrary, in the event that the managing underwriter advises that the inclusion of any Ordinary Shares of an employee, consultant, former employee or former consultant to the Company in a registration or an offering would negatively impact the execution of the offering of the Ordinary Shares by the Company and the FPC Shareholders, including through any negative impact on the expected trading price of the Ordinary Shares, then the Board of Directors, in its sole discretion, can determine to exclude any or all of the Ordinary Shares of such employee, consultant, former employee or former consultant from such offering or registration.

          2.6.2 Tag-Along Election. Within seven (7) days of the date of receipt of the Sale Notice, each EDS Shareholder shall deliver to the FPC Shareholders and to the Company a written notice stating whether the EDS Shareholder elects to sell a pro rata portion of its Ordinary Shares (equal to (A) the total number of shares of Ordinary Shares owned by such EDS Shareholder multiplied by (B) a fraction, (i) the numerator of which is the number of Offer Shares and (ii) the denominator of which is the total number of shares of Ordinary Shares held by the FPC Shareholders) to such Proposed Transferee on the same terms and conditions as the FPC Shareholders (with respect to each EDS Shareholder, its "Tag-Along Shares"). An election pursuant to the first sentence of this Section 2.6.2 shall constitute an irrevocable commitment by the EDS Shareholder making such election to sell such Ordinary Shares to the Proposed Transferee if the sale of Offer Shares to the Proposed Transferee occurs on the terms contemplated hereby. To exercise such tag-along election, the EDS Equivalent Shareholders shall exchange the Company Ordinary Share Equivalent held by them for the Company Ordinary Shares prior to the sale.

          2.6.3 Seller's Rights to Transfer.

            (a)   Third Party Sale; Tag-Along Buyer. A sale to a Proposed Transferee pursuant to Section 2.6 shall only be consummated if the Proposed Transferee shall purchase, within 180 days of the date of the Sale Notice, concurrently with and on the same terms and conditions and at the same price as the Offer Shares, all of each Offeree Shareholder's Tag-Along Shares with respect to such sale, in accordance with their elections pursuant to Section 2.6.2 (the "Tag-Along Right").

            (b)   Sale Agreement. Each EDS Shareholder electing to sell Tag-Along Shares (a "Tag-Along Seller") agrees to cooperate in consummating such a sale, including, without limitation, by becoming a party to the sales agreement and all other appropriate related agreements, delivering at the consummation of such sale, stock certificates and other instruments for such Ordinary Shares duly endorsed for transfer, free and clear of all liens and encumbrances, and voting or consenting in favor of such transaction (to the extent a vote or consent is required) and taking any other necessary or appropriate action in furtherance thereof, including the execution and delivery of any other appropriate agreements, certificates, instruments and other documents. In addition, each Tag-Along Seller shall be severally responsible for its proportionate share of the expenses of sale incurred by the sellers in connection with such sale and the obligations and liabilities incurred by the sellers in connection with such sale. Such obligations and liabilities shall include (to the extent such obligations are incurred) obligations and liabilities for indemnification (including for (x) breaches of representations and warranties made in connection with such sale by the Company or any other seller with respect to the Company or the Company's business, (y) breaches of covenants and (z) other matters), and shall also include amounts paid into escrow or subject to holdbacks, and amounts subject to post-closing purchase price adjustments. The foregoing notwithstanding, (1) without the written consent of a Tag-Along Seller, the amount of such obligations and liabilities for which such Tag-Along Seller shall be responsible shall not exceed the gross proceeds received by such Tag-Along Seller in such sale, and (2) a Tag-Along Seller shall not be responsible for the fraud of any other seller or for any indemnification obligations and liabilities for breaches of representations and warranties made by any other seller with respect to such other seller's (A) ownership of and title to shares of capital stock of the Company, (B) organization, (C) authority and (D) conflicts and consents.

            (c)   No Liability. Notwithstanding any other provision contained in this Section 2.6.3, there shall be no liability on the part of the Company or the FPC Shareholders in the event that the sale pursuant to this Section 2.6.3 is not consummated for any reason whatsoever. The decision whether to effect a Transfer pursuant to this Section 2.6.3 shall be in the sole and absolute discretion of the FPC Shareholders.

        2.7   Additional Provisions Relating to Restrictions on Transfers.

          2.7.1 Legends. Each of the Shareholders hereby agrees that each outstanding certificate representing Ordinary Shares held or owned by such Shareholder or its Transferee, if any, in any case, subject to the provisions of this Agreement and issued prior to the date when the applicable restrictions are terminated pursuant to Section 2.7.3, shall bear endorsements reading substantially as follows:

            (a)   The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state and may not be transferred, sold or otherwise disposed of except pursuant to an effective registration statement or pursuant to an exemption from registration under said Act and applicable state securities laws.

            (b)   The securities represented by this certificate are subject to the terms and conditions set forth in a Shareholders' Agreement, dated as of August     , 2006, as amended from time to time, copies of which may be obtained from the issuer or from the holder of this security. No transfer of such securities will be made on the books of the issuer unless accompanied by evidence of compliance with the terms of such agreement.

        Each outstanding certificate representing Ordinary Shares shall also bear any legend required by the terms of any subscription agreement, the employment agreements or as the Company may otherwise deem appropriate.

          2.7.2 Copy of Agreement. A copy of this Agreement shall be filed with the corporate secretary of the Company and kept with the records of the Company and shall be made available for inspection by any Shareholder of the Company at the principal executive offices of the Company.

          2.7.3 Termination of Restrictions. The restriction referred to in the endorsement required pursuant to Section 2.7.l(a) shall cease and terminate as to any particular Ordinary Shares when, in the reasonable opinion of counsel for the Company, such restriction is no longer required in order to assure compliance with the Securities Act. The Company or the Company's counsel, acting reasonably, at their election, may request from any Shareholder a certificate or an opinion of such Shareholder's counsel with respect to any relevant matters in connection with the removal of the endorsement set forth in Section 2.7.l(a) from such Shareholder's stock certificates, any such certificate or opinion of counsel to be reasonably satisfactory to the Company and its counsel. The restrictions referred to in Section 2.7.l(b) shall cease and terminate as to any particular Ordinary Shares when, in the reasonable opinion of counsel for the Company, the provisions of this Agreement are no longer applicable to such shares or this Agreement shall have terminated in accordance with its terms. Any other restrictions referred to in any other legends required pursuant to Section 2.7.1 shall cease and terminate when, in the reasonable opinion of counsel for the Company, such restrictions are no longer applicable. Whenever such restrictions shall cease and terminate as to any Ordinary Shares, the Shareholder holding such shares shall be entitled to receive from the Company, without expense (other than applicable transfer taxes, if any, if such unlegended shares are being delivered and transferred to any Person other than the registered holder thereof), new certificates for a like number of Ordinary Shares not bearing the relevant legend(s) set forth or referred to in Section 2.7.1.

        2.8   Medium Term Liquidity. After the third anniversary of the closing of the Acquisition, the Company will repurchase any Blocked Shares if (a) the Company is still a B.V., (b) an EDS Shareholder proposes to Transfer Company Ordinary Shares (the "Blocked Shares"), and (c) the Board of Directors of the Company refuses to approve such Transfer pursuant to Section 2.1.1. The Company will repurchase any such Blocked Shares within 30 days of such refusal at the Repurchase FMV (as defined in the Share Purchase Agreement) failing which the Blocked Shares shall be repurchased by the FPC Shareholders within a further 30 days.

ARTICLE 3.

REGISTRATION RIGHTS

        3.1   Piggyback, Demand and S-3 Registrations.

          3.1.1 Piggyback Registrations. If (I) (a) the Company proposes to undertake the US Company IPO or any Other Company IPO and (b) the FPC Shareholders propose to sell Registrable Securities in US Company IPO or Other Company IPO, or (2) at any time after a US Company IPO (a) either (i) the Company proposes to register for sale by the Company under the Securities Act any of its Ordinary Shares (other than a registration on Form S-4 or Form S-8, or any successor or similar forms), or any Ordinary Shares pursuant to a FPC Shareholder Demand Registration under Section 3.1.2, in a manner that would permit registration of Registrable Securities for sale to the public under the Securities Act and (ii) the FPC Shareholders proposes to sell Registrable Securities in such registered sale, or (b) the Company proposes to register for sale by the FPC Shareholders to the public under the Securities Act any Ordinary Shares, or (3) at any time after an Other Company IPO either (a) the Company proposes to arrange for listing on the international securities exchange on which the Ordinary Shares are then listed in connection with an offering of Ordinary Shares by the Company for cash, or arranges for the listing of any Ordinary Shares pursuant to a FPC Shareholder Demand Registration under Section 3.1.2, in a manner that would permit registration of Registrable Securities for sale to the public and (ii) the FPC Shareholders proposes to sell Registrable Securities in such sale, or (b) the Company proposes to arrange for listing on the international securities exchange on which the Ordinary Shares are then listed Ordinary Shares for sale by the FPC Shareholders to the public, the Company will each such time promptly give written notice to all the EDS Shareholders who beneficially own any Registrable Securities of its intention to do so, of the registration form of the SEC that has been selected by the Company (if such offering is to be registered with the SEC) and of such holders' rights under this Section 3.1.1 (the "Piggyback Notice"). Subject to Section 3.1.6, the Company will include, and cause the underwriter or underwriters, if applicable, to include, in the proposed offering, on the same terms and conditions as the Ordinary Shares proposed to be sold by the Company, all Registrable Securities that the Company has been requested in writing, within fifteen (15) calendar days after the Piggyback Notice is given, to register by the Shareholders thereof (each such registration pursuant to this Section 3.1.1, a "Piggyback Registration") so long as such Shareholders provide reasonable and customary assistance in connection with such proposed offering, including by answering customary questionnaires and providing other information and assistance that the Company determines is necessary in connection with such offering; provided, however, that (i) if, at any time after giving a Piggyback Notice and, if the offering is to be registered with the SEC, prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register (if the offering is to be registered with the SEC), or otherwise arrange for the listing (if the offering is not to be registered with the SEC), such Ordinary Shares (or, in the case of a FPC Shareholder Demand Registration (as defined below), the FPC Shareholders so determine), the Company may, at its election (or, in the case of a FPC Shareholder Demand Registration where the FPC Shareholders so determine, the Company shall), give written notice of such determination to all the EDS Shareholders who beneficially own any Registrable Securities and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such abandoned registration (in the case of an offering that was intended to be registered with the SEC) or arrange for the listing of any Registrable Securities in connection with such abandoned listing (in the case of an offering that was not intended to be registered with the SEC), and (ii) in case of a determination by the Company to delay registration of its Ordinary Shares (in the case of an offering that was intended to be registered with the SEC) or to delay the additional listing (in the case of an offering that was not intended to be registered with the SEC) (or, in either case, in the case of a FPC Shareholder Demand Registration, the FPC Shareholders so determine), the Company shall be permitted to (or, in the case of a FPC Shareholder Demand Registration where the FPC Shareholders so determine, the Company shall) delay the registration or listing of such Registrable Securities for the same period as the delay in registering or listing such other Ordinary Shares (provided that clauses (i) and (ii) shall not relieve the Company of its obligations under Section 3.1.2). In the case of any registration or listing of Registrable Securities in an underwritten offering pursuant to this Section 3.1.1, all EDS Shareholders proposing to distribute their securities pursuant to this Section 3.1.1 shall, at the request of the Company (or, in the case of a FPC Shareholder Demand Registration, the FPC Shareholders), enter into an agreement in customary form with the underwriter or underwriters selected by the Company. In connection with any Piggyback Registration, the EDS Shareholders designate the following as "Shareholders Representative" with all power and authority to negotiate and execute such documents and take such other actions as they deem appropriate in connection with such Piggy-Back Registration, including retaining counsel (which can be Fried Frank), in connection with such Piggyback Registration, at the expense of such EDS Shareholders: the EDS Shareholders other than the Financial Institution Shareholders designate Pascal Le Melinaire and the Financial Institution Shareholders designate FCPR Galiléo III. For purposes of this section, the term "Financial Institution Shareholders shall mean FCPR Galiléo III, Rothschild & Cie Gestion and Matignon Technologies.

          3.1.2 FPC Shareholder Demand Registrations. The Company, upon the reasonable request of the FPC Shareholders, from time to time, shall use its reasonable best efforts to register under the Securities Act or arrange for listing on any international securities exchange, in either case, any reasonable portion of Registrable Securities held by the FPC Shareholders (including, at the election of such the FPC Shareholders, in an underwritten offering) and bear all expenses in connection with such offering in a manner consistent with Section 3.1.3 below and shall enter into such other agreements in furtherance thereof (each such registration or listing pursuant to this Section 3.1.2, a "FPC Shareholder Demand Registration"), and the Company shall provide customary indemnifications in such instances (in a manner consistent with the indemnification provisions of this Article III) to the FPC Shareholders and any such underwriters. The FPC Shareholders shall have the right to initiate (i) an unlimited number of FPC Shareholder Demand Registrations so long as the FPC Shareholders hold at least 50% of the total voting power of the Company and (ii) up to five (5) FPC Shareholder Demand Registrations after the FPC Shareholders cease to hold at least 50% of the total voting power of the Company. A registration shall not count as a FPC Shareholder Demand Registration unless and until the registration statement relating thereto has been declared effective by the SEC and not withdrawn. If any FPC Shareholder Demand Registration requested by the FPC Shareholders is in the form of an underwritten offering, the FPC Shareholders shall designate the underwriter or underwriters to be utilized in connection with such offering.

          3.1.3 EDS Shareholder Demand Registration. Commencing on the date that is twelve (12) months after the Company IPO, the EDS Shareholders, acting collectively as a group, holding an aggregate number of Registrable Securities at least equal to or greater than thirty percent (30%) of the number of Registrable Securities then held by all the EDS Shareholders shall be entitled to make a demand of the Company to consummate a demand registration (if there has previously been a US Company IPO) or listing (if there has been an Other Company IPO) of all or part of the Registrable Securities then held by the EDS Shareholders (the "EDS Shareholder Demand Registration"); provided, however, that not more than two (2) EDS Shareholder Demand Registration may be made pursuant to the rights granted by this Section 3.1.3; provided, further, however, that no more than one EDS Shareholder Demand Registrations may be demanded within twelve (12) months; and provided further, that, such limitation will not apply in the circumstances more fully described in Section 3.1.4 below.

          3.1.4 S-3 Registration. Notwithstanding anything contained in this Section 3.1, at such time as the Company shall have qualified for the use of Form S-3, or any similar form or forms promulgated by the SEC, the Shareholders shall each have the right to request an unlimited number of registrations of Form S-3 (each a 3-3 Registration"). Any such request shall be in writing, shall specify the Registrable Securities intended to be sold or disposed of by the Shareholders thereof, shall state the intended method of disposition of such Registrable Securities by the Shareholder(s) requesting such registration and shall relate to Registrable Securities having proposed gross cash offering proceeds (prior to deduction of underwriters commissions and expenses, if any) of Two Million Dollars ($2,000,000) or more for all Registrable Securities to be included, on the basis of a reasonable (in light of the current market price) proposed per share offering price. The Company shall be obligated to effect such registration or registrations on Form S-3 as soon as practicable after receipt of such request; provided, however, that the Company shall not be obligated to effect the filing of a registration pursuant to this Section 3.1.4 (i) during the period starting with the date ninety (90) days prior to the Company's estimated date of filing of, and ending on a date one hundred eighty (180) days following the effective date of, a registration statement pertaining to a public offering of the Ordinary Shares for the account of the Company, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective and that, in the good faith judgment of the Company's underwriter for an underwritten offering or of the Board of Directors of the Company for any other offering, an offering pursuant to such a registration statement would interfere in any material respect with the successful marketing (including pricing) of the Ordinary Shares to be included in the Company's proposed registration statement, or (ii) if the Board of Directors of the Company shall determine in good faith that such filing will interfere in any material respect with a pending or contemplated financing, merger, sale of assets, recapitalization or other similar corporate action of the Company. In the event the Company's obligations are abated pursuant to the foregoing proviso, the Company shall file such registration statement as promptly as practicable following (x) one hundred eighty (180) days after the effective date of the registration statement with respect to the offering referred to in clause (i) above, or (y) the date on which the transactions referred to in clause (ii) above shall have been completed or abandoned (as the case may be), but not later than one hundred twenty (120) days after the initial registration request notice was given; provided further, however, that the Company shall not be obligated to file and cause to become effective (a) more than two (2) S-3 Registration in any one twelve (12) month period or (b) any S-3 Registration within six (6) months after the effective date of any previous registration statement filed under Section 3.1.1. No registration pursuant to this Section 3.1.4 shall count as a Demand Registration pursuant to Sections 3.1.2 or 3.1.3 hereof.

          3.1.5 Expenses. The Company shall pay all Registration Expenses in connection with each registration or listing of Registrable Securities requested pursuant to this Section 3.1; provided, however, that each Shareholder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Shareholder's Registrable Securities pursuant to a registration statement or listing effected pursuant to this Section 3.1.

          3.1.6 Priority in Piggyback, Demand and S-3 Registrations. If the managing underwriter for a registration or listing pursuant to this Section 3.1 shall advise the Company in writing that, in its opinion, the number of securities requested to be included in such registration exceeds the number (the "Maximum Sale Number") that can be sold in an orderly manner in such offering within a price range acceptable to the Company (or, in the case of a FPC Shareholder Demand Registration, to the FPC Shareholders), the Company shall include in such offering (a) first, all the Ordinary Shares the Company proposes to register for its own sale, and (b) second, to the extent that the Ordinary Shares the Company proposes to register are less than the Maximum Sale Number, all Registrable Securities requested to be included by all Shareholders; provided, however, that if the number of such Registrable Securities exceeds (x) the Maximum Sale Number less (y) the number of Ordinary Shares included pursuant to clause (a) hereof, then the number of such Registrable Securities included in such registration or listing shall be allocated pro rata among all requesting Shareholders, on the basis of the relative number of shares of such Registrable Securities each such Shareholder then holds. If there is any reduction or exclusion of Registrable Securities pursuant to this Section 3.1.5 in connection with a Demand Registration, such registration or listing shall not be deemed to be a Demand Registration for purposes of determining the maximum number of Demand Registrations the Company is obligated to effect pursuant to Sections 3.1.2 or 3.1.3 hereof.

          3.1.7 Underwriting Requirements. In connection with any offering involving any underwriting of Ordinary Shares in a Piggyback Registration, the Company shall not be required to include any Shareholder's Registrable Securities in such underwriting unless such Shareholder accepts the terms of the underwriting as agreed upon between the Company and the underwriters as to the quantity, and terms and conditions of inclusion of, such securities as set forth in Section 3.1.1 hereof, and such Shareholders agrees to sell such Shareholder's securities on the basis provided therein and completes and/or executes all questionnaires, indemnities, lock-ups, underwriting agreements and other documents (including powers of attorney and custody arrangements) required generally of all selling Shareholders, in each case in customary form and substance, which are requested to be executed in connection therewith. Notwithstanding anything in this Agreement to the contrary, in the event that (i) the managing underwriter advises and (ii) the Board of Directors of the Company determines in its sole discretion that the inclusion of any Ordinary Shares of an employee, consultant, former employee or former consultant to the Company or any of its subsidiaries in an offering would negatively impact the execution of the offering of the Ordinary Shares by the Company and the FPC Shareholders, the number of the Ordinary Shares included in such offering can be excluded from such registration to the extent determined appropriate by the Board of Directors of the Company, in its sole discretion.

        3.2   Registration Procedures. If and whenever the Company is required to use its reasonable best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Article III, the Company will, as soon as practicable:

            (a)   prepare and file with the SEC the requisite registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become and remain effective in order to permit the sale of the Registrable Securities by the Shareholders in accordance with the intended method or methods of distribution thereof described in such Registration Statement;

            (b)   prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective during such period;

            (c)   comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such registration statement during such period;

            (d)   furnish to each Shareholder of such Registrable Securities and each underwriter such number of copies of such registration statement and of each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and summary prospectus), and each issuer free writing prospectus utilized in connection therewith, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

            (e)   promptly notify in writing each Shareholder that holds Registrable Securities covered by such registration statement, (i) when such registration statement or any post-effective amendment or supplement thereto becomes effective, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of such registration statement (and take all reasonable action to prevent the entry of such stop order or to remove it if entered, or the initiation of any proceedings for that purpose), or (iii) of the happening of any event as a result of which the registration statement, as then in effect, the prospectus related thereto or any document included therein by reference includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and promptly file such amendments and supplements which may be required on account of such event and use its reasonable best efforts to cause each such amendment and supplement to become effective;

            (f)    promptly furnish counsel for each underwriter, if any, and for the selling Shareholders of Registrable Securities copies of any written request by the SEC or any state securities authority for amendments or supplements to a registration statement and prospectus or for additional information;

            (g)   use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time;

            (h)   use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange, or authorized for quotation on Nasdaq, on which similar equity securities issued by the Company are then listed or authorized for quotation, or eligible for listing or quotation, if the listing or authorization for quotation of such securities is then permitted under the rules of such exchange or the NASD;

            (i)    enter into an underwriting agreement with the underwriter of such offering in the form customary for such underwriter for similar offerings, including such representations and warranties by the Company, provisions regarding the delivery of opinions of counsel for the Company and accountants' letters, provisions regarding indemnification and contribution, and such other terms and conditions as are at the time customarily contained in such underwriter's underwriting agreements for similar offerings (the Shareholders of Registrable Securities which are to be distributed by such underwriter(s) may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriter(s) shall also be made to and for the benefit of such Shareholders of Registrable Securities);

            (j)    make available for inspection by representatives of the selling Shareholders who hold Registrable Securities and any underwriters participating in any disposition pursuant hereto and any counsel or accountant retained by such Shareholders or underwriters, all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the respective officers, directors and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with a registration pursuant hereto; provided, however, that, with respect to records, documents or information which the Company determines, in good faith, to be confidential and as to which the Company notifies such representatives, underwriters, counsel or accountants in writing of such confidentiality, such representatives, underwriters, counsel or accountants shall not disclose such records, documents or information unless (i) the release of such records, documents or information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (ii) such records, documents or information have previously been generally made available to the public, or (iii) the disclosure of such records, documents or information is necessary, in the written opinion of outside legal counsel, to avoid or correct a material misstatement or omission in the registration statement and then only after reasonable request has been made to the Company to make such disclosure and the Company has denied such request. Each selling Shareholder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates (or for such Shareholder's business purposes or for any reason other than in connection with a registration hereunder) unless and until such information is made generally available (other than by such Shareholder or where such Shareholder knows that such information became publicly available as a result of a breach of any confidentiality arrangement) to the public. Each selling Shareholder of such Registrable Securities further agrees that it will, upon learning that disclosure of such records is sought, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the records deemed confidential;

            (k)   permit any beneficial owner of Registrable Securities who, in the sole judgment, exercised in good faith, of such holder, might be deemed to be a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, that in the judgment of such holder, as aforesaid, should be included;

            (l)    make reasonably available its employees and personnel and otherwise provide reasonable assistance to the underwriters (taking into account the needs of the Company's businesses and the requirements of the marketing process) in the marketing of Registrable Securities in any underwritten offering. The Company may require each selling Shareholder of Registrable Securities as to which any registration is being effected to furnish the Company such information regarding such selling Shareholder and the distribution of such securities as the Company may from time to time reasonably request in writing; and

            (m)  take all reasonable action to ensure that any issuer free writing prospectus utilized in connection with any registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, prospectus supplement and related documents, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        The Company shall not be required to register or qualify any Registrable Securities covered by such registration statement under any state securities, or "blue sky," laws of such jurisdictions other than as it deems necessary in connection with the chosen method of distribution or to take any other actions or do any other things other than those it deems necessary or advisable to consummate such distribution, and the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction.

        Each beneficial owner of Registrable Securities agrees that upon receipt of any notice from the Company of the happening of any event of the kind described in subclauses (ii) and (iii) of clause (e) of this Section 3.2, such beneficial owner will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such beneficial owner's receipt of the copies of the supplemented or amended prospectus contemplated by clause (e) of this Section 3.2, and, if so directed by the Company, such beneficial owner will deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such beneficial owner's possession, of the prospectus covering such Registrable Securities that was in effect prior to such amendment or supplement.

        If and whenever the Company is required to use its reasonable best efforts to cause a listing of Registrable Shares (in an offering that is not intended to be registered under the Securities Act) as provided in this Article III, the Company will, as soon as practicable, take similar appropriate steps in connection to such listing as those described in this Section 3.2.

        3.3   Indemnification.

            (a)   In the event of any registration of any Registrable Securities pursuant to this Article III, the Company will, and hereby does, indemnify and old harmless, to the fullest extent permitted by law, the seller of any Registrable Securities covered by such registration statement or included in such listing, its directors, officers, fiduciaries, employees and shareholders, members or general and limited partners (and the directors, officers, fiduciaries, employees and shareholders, members or general and limited partners thereof), each other Person who participates as an underwriter or a qualified independent underwriter, if any, in the offering or sale of such securities, each director, officer, fiduciary, employee and shareholder or general and limited partner of such underwriter or qualified independent underwriter, and each other Person (including any such Person's directors, officers, fiduciaries, employees and shareholders, members or general and limited partners), if any, who controls such seller or any such underwriter or qualified independent underwriter, within the meaning of the Securities Act, against any and all Claims in respect thereof and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the Company's consent, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any of the following actual or alleged statements, omissions or violations (each, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered pursuant to this Agreement under the Securities Act or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary, final or summary prospectus or any amendment or supplement thereto, together with the documents incorporated by reference therein, or any issuer free writing prospectus utilized in connection therewith, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, and the Company will reimburse any such indemnified party for any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such indemnified party in any such case to the extent such

    Claim or expense arises out of or is based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such indemnified party expressly stating that such information is for use therein.

            (b)   Each holder of Registrable Securities that are included in the securities as to which any Demand Registration, Piggyback Registration or S-3 Registration is being effected (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration, Piggyback Registration or S-3 Registration, any underwriter and qualified independent underwriter, if any) shall, severally and not jointly, indemnify and hold harmless (in the same manner and to the same extent as set forth in paragraph (a) of this Section 3.3), to the extent permitted by law, the Company, its directors, officers, fiduciaries, employees and shareholders (and the directors, officers, fiduciaries, employees and shareholders or general and limited partners thereof) and each Person (including any such Person's directors, officers, fiduciaries, employees and shareholders or general and limited partners), if any, controlling the Company within the meaning of the Securities Act and all other prospective sellers and their directors, officers, fiduciaries, employees and shareholders, members or general and limited partners and respective controlling Persons (including any such Person's directors, officers, fiduciaries, employees and shareholders, members or general and limited partners) against any and all Claims and expenses (including reasonable fees and expenses of counsel and any amounts paid in any settlement effected with the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed) to which each such indemnified party may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims or expenses arise out of or are based upon any Violation which occurs in reliance upon and in conformity with written information furnished to the Company or its representatives by or on behalf of such holder or underwriter or qualified independent underwriter, if any, expressly stating that such information is for use in connection with any registration statement, preliminary, final or summary prospectus or amendment or supplement or document incorporated by reference into any of the foregoing, or any issuer free writing prospectus utilized in connection therewith; provided, however, that the aggregate amount which any such holder, underwriter or qualified independent underwriter shall be required to pay pursuant to this Section 3.3(b) and Sections 3.3(c) and (e) shall be limited to (x) in the case of any such holder, the amount of the gross proceeds received by such holder upon the sale of the Registrable Securities pursuant to the registration statement giving rise to such claim and (y) in the case of any such underwriter or qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it pursuant to the registration statement giving rise to such claim.

            (c)   Indemnification similar to that specified in the preceding paragraphs (a) and (b) of this Section 3.3 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities (and, if the Company requires as a condition to including any Registrable Securities in any registration statement filed in connection with any Demand Registration, Piggyback Registration or S-3 Registration, any underwriter and qualified independent underwriter, if any) with respect to any required registration or other qualification of securities under any state securities and "blue sky" laws.

            (d)   Any Person entitled to indemnification under this Agreement shall notify promptly the indemnifying party in writing of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Section 3.3, but the failure of any indemnified party to provide such notice shall not relieve the indemnifying party of its obligations under this Section 3.3, except to the extent the indemnifying party is prejudiced thereby and shall not relieve the indemnifying party from any liability which it may have to any indemnified party otherwise than under this Section 3.3. In case any action or proceeding is brought against an indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, unless in the reasonable opinion of outside counsel to the indemnified party a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, to assume the defense thereof jointly with any other indemnifying party similarly notified, to the extent that it chooses, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party that it so chooses, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; or (ii) if such indemnified party who is a defendant in any action or proceeding that is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties in each jurisdiction, except to the extent any indemnified party or parties reasonably shall have concluded that there may be legal defenses available to such party or parties which are not available to the other indemnified parties or to the extent representation of all indemnified parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct) and the indemnifying party shall be liable for any reasonable expenses therefor. No indemnifying party shall, without the written consent of the indemnified party, which consent shall not be unreasonably withheld, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (A) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (B) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

            (e)   If for any reason the foregoing indemnity is unavailable or is insufficient to hold harmless an indemnified party under Section 3.3(a), (b) or (c), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any Claim in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other from the relevant offering of securities. If, however, the allocation provided in the immediately preceding sentence is not permitted by applicable law, or if the indemnified party failed to give the notice required by Section 3.3(d) above and the indemnifying party is prejudiced thereby, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of but also the relative benefits received by the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the Violation relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such

    Violation. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 3.3(e) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 3.3(e). The amount paid or payable in respect of any Claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such Claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 3.3(e) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 3.3(e) to contribute any amount in excess of (x) in the case of an indemnifying party that is a holder of Registrable Securities, the gross proceeds received by such indemnifying party from the sale of Registrable Securities in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, or (y) in the case of an indemnifying party that is an underwriter or a qualified independent underwriter, the amount of the total sales price of the Registrable Securities sold through or by it in the offering to which the losses, claims, damages or liabilities of the indemnified parties relate, less, in any such case referred to in (x) and (y), the amount of all indemnification and contribution payments made pursuant to Sections 3.3(b) and (c) and this Section 3.3(e), as the case may be, in connection with such offering.

            (f)    The indemnity agreements contained herein shall be in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of the Registrable Securities by any such Party.

            (g)   The indemnification and contribution required by this Section 3.3 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

            (h)   In connection with underwritten offerings, the Company will use reasonable best efforts to negotiate terms of indemnification that are reasonably favorable to the various Selling Shareholders pursuant thereto, as appropriate under the circumstances.

        3.4   Deferral. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to prepare and file, or cause to become effective, any registration statement or listing pursuant to Section 3.1.2 hereof at any time when, in the good faith judgment of the Board of Directors of the Company, the filing thereof at the time requested or the effectiveness thereof after filing should be delayed to permit the Company to include in the registration statement or listing documents the Company's financial statements (and any required audit opinion thereon) for the then immediately preceding fiscal year or fiscal quarter, as the case may be. The filing of a registration statement by the Company cannot be deferred pursuant to the provisions of the immediately preceding sentence beyond the time that such financial statements (or any required audit opinion thereon) would be required to be filed with the SEC as part of the Company's Annual Report on Form 10-K or Quarterly Report on Form 1 0-Q, as the case may be, if the Company were then obligated to file such reports. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to file a registration statement, or cause a registration statement previously filed pursuant to Section 3.1 to become effective, or cause or maintain any listing of any Registrable Securities, and may suspend sales by the holders of Registrable Securities under any registration that has previously become effective or comparable listing documents, at any time when, in the good faith judgment of the Board, it reasonably believes that the effectiveness of such registration statement or the offering of securities would materially adversely affect a pending or proposed acquisition, merger, recapitalization, consolidation, reorganization or similar transaction or negotiations, discussions or pending proposals with respect thereto; provided that deferrals pursuant to this sentence shall not exceed, in the aggregate, 180 days in any calendar year. The filing of a registration statement or listing of any Ordinary Shares, or any amendment or supplement thereto, by the Company cannot be deferred, and the rights of holders of Registrable Securities to make sales pursuant to an effective registration statement or through an effective listing cannot be suspended, pursuant to the provisions of the immediately preceding sentence for more than 15 days after the abandonment or 30 days after the consummation of any of the foregoing proposals or transactions, unless invoked under new circumstances.

        3.5   "Market Stand-Off' Agreement. Each Shareholder hereby agrees that, if the Company files a registration statement under the Act to register its Ordinary Shares, such Shareholder (A) shall not (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Registrable Securities then owned by such Investor (other than those included in the registration), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Registrable Securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise, for a period equal to (x) 180 days after the consummation of the Company IPO, or (y) 90 days after the consummation of any other offering of Ordinary Shares registered under the Securities Act, or (z) in each case, such longer period of time as may be reasonably requested or shorter period as may reasonably be deemed appropriate by the managing underwriter in connection with such Company IPO or subsequent offering, so long as the FPC Shareholders agree to such longer period as well. Each Shareholder hereby authorizes and directs, and shall cause its Permitted Transferees to authorize and direct, the Company not to authorize any transfer of any Registrable Securities that does not comply with this Section 3.5. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

        3.6   Rule 144 and Rule 144A. If the Company shall have filed a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of the Ordinary Shares, the Company covenants for the benefit of each holder of Registrable Securities that so long as it remains subject to the reporting provisions of the Exchange Act, it will timely file the reports required to be filed by it under the Securities Act or the Exchange Act (including, but not limited to, the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c)(l) of Rule 144. Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether the Company has complied with the requirements of this Section 3.6.

        3.7   Parent IPO. In the event of the Parent IPO, the provisions in Sections 3.1 to 3.6 shall apply mutatis mutandis to the shares of the Parent.

ARTICLE 4.

RESTRICTIONS ON INITIAL PUBLIC OFFERING

        4.1   Prior to the Company IPO, there shall not be either an initial public offering or any public offerings, whether underwritten or not, of shares of any Person whose principal asset, directly or indirectly, consists of shares of the Company and that controls, directly or indirectly, the Company (the "Parent"), whether on an international securities exchange or pursuant to a registration statement or registration statements under the Securities Act (the "Parent IPO"), unless, in connection therewith, (i) each of the EDS Shareholders that the Company reasonably believes is an Accredited Investor or to which the Company reasonably believes, after consultation with the Sellers' Representatives as this term is defined in the Share Purchase Agreement, an offer and sale of securities would be exempt from registration under Regulation S under the Securities Act (collectively, the "Qualified EDS Shareholders") is provided an opportunity to exchange their Ordinary Shares for shares of the Parent; or (ii) the Company makes arrangements reasonably determined by the Company, after consultation with the Sellers' Representatives as this term is defined in the Share Purchase Agreement, to be appropriate to offer the Qualified EDS Shareholders rights to exchange their Ordinary Shares for shares of the Parent; provided, however, for each of (i) and (ii) above, the Qualified EDS Shareholders have provided representations reasonably satisfactory to the Company as to their investor status. If the Company makes arrangements to offer the Qualified EDS Shareholders rights to exchange their Ordinary Shares for shares of the Parent, the EDS Shareholders agree that the Company can make such adjustments to their Ordinary Shares prior to the exchange of such Ordinary Shares for shares of the Parent as the Company and the Parent deem appropriate, after consultation with the Sellers' Representatives as this term is defined in the Share Purchase Agreement.

ARTICLE 5.

PREEMPTIVE RIGHTS

        5.1   Preemptive Rights. Prior to the earlier of the Company IPO or the Parent IPO, in the event that the Company proposes to issue or sell any New Securities, it shall, no later than 30 days prior to the consummation of such transaction, give notice in writing (the "New Securities Notice") to each of the Qualified EDS Shareholders (each, a "Preemptive Rights Offeree") of such proposed issuance of New Securities. The New Securities Notice shall describe the proposed issuance of New Securities (including the amount and price of such New Securities), identify the proposed purchaser(s), and contain an offer (the "Preemptive Rights Offer") to sell to each Preemptive Rights Offeree, at the same price and for the same consideration to be paid by the proposed purchaser(s), all or part of such Preemptive Rights Offeree's pro rata portion (as determined by the next sentence) of the New Securities. Following receipt of such notice, each Preemptive Rights Offeree shall have ten (10) days (the "Preemptive Rights Waiting Period") during which it may elect to purchase a pro rata portion of the New Securities determined by dividing the number of Ordinary Shares held by such Preemptive Rights Offeree by the aggregate number of Ordinary Shares outstanding immediately prior to the proposed issuance of New Securities, calculated on a fully diluted, as converted basis. Such election shall be made by delivering written notice to the Company of such election (the "Notice of Preemptive Election") specifying either (a) the number of Ordinary Shares that it elects to purchase in an amount up to, but not exceeding, its pro rata portion or (b) that such Preemptive Rights Offeree wishes to purchase its pro rata share of such New Securities as calculated above. A Preemptive Rights Offeree who fails to give such Notice of Preemptive Election shall have no further pre-emptive rights to which the New Securities Notice is related and the Company may offer and sell such New Securities as it desires. If the Company does not effectuate such sale described in the New Securities Notice within 90 days after the expiration of such 30-day period, it shall be required to again comply with this Section 4 prior to effectuating any such sale. Notwithstanding the foregoing, if the Board of Directors of the Company determines, in good faith, that it is desirable for the Company to consummate the issuance or sale of any New Securities prior to the expiration of the Preemptive Rights Waiting Period, then the Company shall be entitled to consummate such transaction prior to the expiration of the Preemptive Rights Waiting Period, provided, that following the consummation thereof, the Company shall promptly take all reasonably necessary and appropriate action to enable each Preemptive Rights Offeree, who otherwise would have given a Notice of Preemptive Election in respect of a Preemptive Rights Offer had the Company effectuated such transaction in accordance with the terms and conditions of this Section 5.1, to purchase (whether from the Company or from one or more Persons who purchased Ordinary Shares in such transaction) a sufficient number of Ordinary Shares to maintain such Preemptive Rights Offeree's pro rata ownership of Ordinary Shares (as calculated immediately prior to such transaction). Notwithstanding the foregoing, the EDS Shareholders shall not have any New Securities issued in connection with the Deed of Guarantee and Indemnity between Fox Paine Capital Fund II International L.P. and The Governor and Company of the Bank of Scotland; provided, however, that (a) the Company will, within a reasonably period of time after the date hereof, provide any Qualified EDS Shareholders with a right to subscribe for a proportionate interest in the securities to be issued to Fox Paine, and (b) such EDS Shareholders will have at least 30 days to irrevocably commit to purchase such securities, at the same price as Fox Paine Capital Fund II International L.P., if such securities are ever sold to Fox Paine Capital Fund II International L.P.

        5.2   Exchange of Company Ordinary Share Equivalent. In order to exercise the preemptive rights described in Section 5.1 hereof, the Preemptive Rights Offerees who are also EDS Equivalent Shareholders must, until the earlier of (i) the Company IPO or the Parent IPO or (ii) the third anniversary hereof, or (iii) the exercise of the EDS Equivalent Shareholders' right to acquire Company Ordinary Shares, with respect to the Company Ordinary Share Equivalent other than the Company Preferred Stock as defined in the Share Purchase Agreement, place the securities resulting from the exercise of the Preemptive Rights in a voting trust, escrow or similar arrangement acceptable to the FPC Shareholders in such a manner as to give the FPC Shareholders the rights to exercise the votes attached to such securities.

ARTICLE 6.

MISCELLANEOUS

        6.1   Board Observation Right. The EDS Shareholders shall have the right to appoint one (1) individual, from time to time, to be an observer to attend all the meetings of the Board of Directors of the Company. Such an individual shall have no voting right at any such meeting and shall not have a right to participate in any adoption of a resolution by the Board of Directors of the Company without a meeting. Such an individual shall hold in confidence and trust and not use or disclose any confidential information provide to or learned by such an individual at any meeting of the Board of the Directors of the Company. This Section 5.1 shall expire upon the earlier of the Company IPO or the Parent IPO.

        6.2   Prohibited Merger. For a period of twelve (12) months after the closing of the Acquisition, the Company shall not and the FPC Shareholders shall cause the Company not to merge or consolidate, with or into any other business organization, for which transaction the Company is valued for less than U.S. $400 million; provided, however, this Section 5.2 shall not apply to any reorganization, reclassification or a similar transaction of the Company. This Section 5.2 shall expire upon the Company IPO or the Parent IPO.

        6.3   No Voting or Conflicting Agreements. Prior to the earlier of the Company IPO or the Parent IPO, except as expressly provided for herein, none of the Shareholders shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Ordinary Shares nor, at any time, shall any Shareholder enter into any shareholder agreements or arrangements of any kind with any Person with respect to any Ordinary Shares, inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Ordinary Shares that are not parties to this Agreement), without the prior written consent of the Company and the holders of a majority of the outstanding shares of the Company. The foregoing prohibition includes, but is not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Ordinary Shares inconsistent with the provisions of this Agreement. No Shareholder shall act, at any time, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of Ordinary Shares in any manner that is inconsistent with the provisions of this Agreement.

        6.4   Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly, agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 5.4 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

        6.5   Notices. All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, by overnight courier or by telecopy, addressed to the Company at its principal offices and to the other parties at their addresses reflected in Schedule Aattached hereto. Each party hereto, by written notice given to the other parties hereto in accordance with this Section 5.5, may change the address to which notices, statements, instructions or other documents are to be sent to such party. All notices, statements, instructions and other documents hereunder that are mailed or telecopied shall be deemed to have been given on the date of mailing or, in the case of telecopying, upon confirmation of receipt.

        6.6   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective successors and assigns. If any Shareholder or any Transferee of any Shareholder shall acquire any Ordinary Shares in any manner, whether by operation of law or otherwise, such shares shall be held subject to all of the terms of this Agreement, and, by taking and holding such shares, such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement.

        6.7   Recapitalizations and Exchanges Affecting Ordinary Shares. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Ordinary Shares, to any and all shares of capital stock or equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, in exchange for, or in substitution of, the Ordinary Shares, or that may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise. Upon the occurrence of any of such events, numbers of shares and amounts hereunder and any other appropriate terms shall be appropriately adjusted, as determined in good faith by the Board of Directors of the Company.

        6.8   Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of New York, without regard to the principles of conflicts of law thereof. The parties hereto submit to the exclusive jurisdiction of competent courts of Amsterdam.

        6.9   Descriptive Headings, Etc. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein. Unless the context of this Agreement otherwise requires, references to "hereof," "herein," "hereby," "hereunder" and similar terms shall refer to this entire Agreement.

        6.10 Amendment. This Agreement may not be amended or supplemented, except by an instrument in writing signed by the Company and by Shareholders holding a majority of the then, outstanding number of Ordinary Shares held by all Shareholders.

        6.11 Joinder. The parties hereby acknowledge that any third party who shall become a shareholder of the Company, pursuant to the exercise of options or otherwise, shall execute a joinder agreement in a form satisfactory to the Company and pursuant to which such third party shall become a party to this Agreement. Thereafter, such third party shall be deemed to be a "Shareholder" for all purposes hereof.

        6.12 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        6.13 Further Assurances. The parties hereto shall from time to time execute and deliver all such further documents and do all acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement, including, to the extent necessary or appropriate, using all reasonable efforts to cause the amendment of any incorporation documents of the Company in order to provide for the enforcement of this Agreement in accordance with its terms. In furtherance and not in limitation of the foregoing, in the event of any amendment, modification or termination of this Agreement in accordance with its terms, the Shareholders shall cause the Board of Directors of the Company to meet within thirty (30) days following such amendment, modification or termination or as soon thereafter as is practicable for the purpose of amending the any incorporation documents of the Company, as may be required as a result of such amendment, modification or termination, and, to the extent required by law, proposing such amendments to the Shareholders of the Company entitled to vote thereon, and such action shall be the first action to be taken at such meeting.

        6.14 Complete Agreement; Counterparts. This Agreement (together any other agreements referred to herein) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

        6.15 Approval of Management Agreement by Shareholders. The Shareholders by their execution of this Agreement, hereby (i) approve the payment by the Company to Fox Paine & Company, LLC ("Fox Paine") of certain fees in connection with the consummation of the Acquisition and certain fees in connection with the provision of ongoing services to the Company and the Parent, and (ii) approve, adopt and subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

        6.16 Certain Transactions. The parties hereto agree that Fox Paine shall have the exclusive right to perform all consulting, financing, investment banking and similar services for the Company, the Parent and their subsidiaries, for customary compensation and on other terms that are customary for similar engagements with unaffiliated third parties, and none of the Company, the Parent and their subsidiaries shall engage any other Person to perform such services during the term of this Agreement, except to the extent Fox Paine & Company, LLC shall consent thereto or shall decline, at its sole election, to perform such services.

        6.17 No Third Party Beneficiaries. The provisions of this Agreement shall be only for the benefit of the parties to this Agreement, and no other Person (other than any indemnified party with respect to Section 3.3) shall have any third party beneficiary or other right hereunder.

        6.18 EDS Founder Shareholders. As a condition to the Company's willingness to consummate the Acquisition, each of the EDS Founder Shareholders agrees with the Company the following:

          (a)   With respect to Jean-Laurent Mallet ("Mallet"), without the prior written consent of Paradigm Geophysical Corp. ("Geophysical"), during the term of the Consulting Agreement dated as of August 11, 2006 between Geophysical and Mallet and for a period of twenty-four (24) months after Mallet receives any royalty payments, if any, either individually, or in partnership, or jointly in conjunction with any person, as principal, agent, employee, shareholder (other than a holding of shares listed on a stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever, carry on or be engaged in or be connected with or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in any business or venture carrying on business that is engaged in any activities involving (a) products or services similar, related or alternative or actual services or products then produced, developed or intended to be developed by the Geophysical or its subsidiaries or affiliates, or (b) information, processes, technology or equipment that is similar, related, or alternative to information, processes, technology or equipment in which the Geophysical or its subsidiaries or affiliates then has a proprietary interest. Mallet agrees with Geophysical that this restriction applies to any business or venture operating or conducting business in any location in which the Geophysical has done business in the last twelve (12) months of Mallet's services for Geophysical.

          (b)   With respect to Jean-Claude Dulac ("Dulac"),

            (i)    during the term of the Employment Agreement dated as of August 11, 2006 between Geophysical and Dulac (the "Dulac Agreement") and in the event employment of Dulac is terminated: (i) by Geophysical for any reason that is not Cause (as defined in the Dulac Agreement), the period for which Severance Pay (as defined in the Dulac Agreement) is paid after Dulac's termination; (ii) by the Geophysical for Cause, the period which ends on the later of July 4, 2011 or two years after the termination date, whichever is longer; or (iii) by Dulac's resignation, the period that ends on July 4, 2011 or two years after resignation, whichever is longer

            (ii)   either individually, or in partnership, or jointly in conjunction with any person, as principal, agent, employee, shareholder (other than a holding of shares listed on a United States stock exchange that does not exceed 5% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be connected with or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any person engaged in or concerned with or interested in any business or venture carrying on business that is engaged in any activities involving

              (1)   products or services similar, related or alternative or actual services or products then produced, developed or intended to be developed by the Paradigm Group (as defined in the Dulac Agreement), or

              (2)   information, processes, technology or equipment that is similar, related, or alternative to information, processes, technology or equipment in which the Paradigm Group then has a proprietary interest.

            (iii)  This restriction applies to any business or venture operating or conducting business in any location in which the Company has done business in the last twelve (12) months of Dulac's employment with Geophysical.

            (iv)  Dulac agrees that this provision defining the scope of activities constituting competition with the Geophysical is narrow and reasonable for the following reasons: (i) Dulac is free to seek employment with other companies providing products and services that do not directly or indirectly compete with any business of the Geophysical and (ii) Dulac is free to seek employment with other companies in the energy business that do not directly or indirectly compete with any business of the Geophysical, such as oil & gas exploration companies that do not produce products and services for commercial sale that compete with the Geophysical's products and services.

          (c)   With respect to Pascal Le Melinaire ("Le Melinaire"), after the Amendment to The Employment Agreement (the "Le Melinaire Agreement") dated as of August 11, 2006 between EDS and Le Melinaire has terminated, in order to protect the legiti rests of the Paradigm Group, Le Melinaire undertakes not to directly or indirectly carry out any activity that would compete with that of the Paradigm Group, and in particular any activity in the energy sector, or to solicit the clients of the Paradigm Group with whom Le Melinaire worked with within the 12 months preceding the termination of the Le Melinaire Agreement.

        The prohibition on competition will remain binding during the period of Le Melinaire's employment, and during the Post-Termination Period (as defined in the Le Melinaire Agreement). This prohibition on competition applies to any business or venture operating or conducting business in any location in which the EDS has done business in the last twelve (12) months of Le Melinaire's employment with EDS.

        In the event that the non competition clause is implemented and he is not receiving Severance Pay (as defined in the Le Melinaire Agreement), Le Melinaire will receive a monthly indemnity amounting to 33.4% of the amount of the average gross monthly basic salary paid over the last 12 months preceding the termination of the Le Melinaire Agreement during the non-competition period.

        This indemnity will not be due to Le Melinaire if the EDS releases him from his non competition obligation.

        Le Melinaire acknowledges that the conditions in which the above prohibition from competing shall apply, will not prevent him from carrying out an activity that corresponds to his training and experience, and will not harm his freedom to work.

        In the event that this clause is violated, EDS will be released from paying the indemnity and Le Melinaire will be liable for any sums paid in this respect. Moreover, in the event of a breach of this clause, Le Melinaire will be liable for the payment, for each breach, of an all-inclusive contractual indemnity equal to the remuneration of his last six (6) months of activity, without prejudice to EDS's right to obtain the cessation of the breach by all available means, and to fully remedy any loss suffered.

        However, the EDS reserves the right to relinquish this clause without allowing Le Melinaire to claim an indemnity. In such a case, Le Melinaire will receive written notice thereof by registered letter with proof of receipt, within the eight days following the termination of the Le Melinaire Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

PARADIGM GEOTECHNOLOGY B.V.
By:	/s/ SHAI BUBER Name: Shai Buber Title: Attorney-in-Fact

PARADIGM GEOTECHNOLOGY HOLDINGS B.V.
By:	/s/ SHAI BUBER Name: Shai Buber Title: Attorney-in-Fact

STICHTING ADMINISTRATIEKANTOOR PARADIGM GEOTECHNOLOGY I
By:	/s/ SHAI BUBER Name: Shai Buber Title: Attorney-in-Fact

STICHTING ADMINISTRATIEKANTOOR PARADIGM GEOTECHNOLOGY, II
By:	/s/ SHAI BUBER Name: Shai Buber Title: Attorney-in-Fact

UBANK TRUST COMPANY LTD.
By:	/s/ ELDAD WEISS Name: Eldad Weiss Title:

JOHN W. GIBSON, JR.
By:	/s/ JOHN W. GIBSON, JR.

ELIJIO V. SERRANO
By:	/s/ ELIJIO V. SERRANO

JORGE MACHNIZH
By:	/s/ JORGE MACHNIZH

DAVID A. VERDUN
By:	/s/ DAVID A. VERDUN

FOSTER WILLIAMS
By:	/s/ FOSTER WILLIAMS

JONATHAN KELLER
By:	/s/ JONATHAN KELLER

SHAI BUBER
By:	/s/ SHAI BUBER

FCPR GALILEO III
By:	/s/ Illegible Name: Title:

R CAPITAL TECHNOLOGIES
By:	/s/ JÊROME PUJOL Name: Jêrome Pujol Title:

R CAPITAL PRIVE TECHNOLOGIES
By:	/s/ JÊROME PUJOL Name: Jêrome Pujol Title:

MATIGNON TECHNOLOGIES
By:	/s/ Illegible Name: Title:

BLUE INSIDER
By:	/s/ Galileo Name: Title:

PASCAL LE MELINAIRE		MAGALI LECOUR
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JULIEN ALAPETITE		DIDIER DONNER
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JACQUES FORESTIER		ETIENNE CHERRIER
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ISABELLE CONREAUX		BRUNO LEVY
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*
*Signed as Attorney-in-Fact

KARINE AIT ETTAJER		RICHARD COGNOT
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

NATHALIE DULAC		PHILIPPE PLUYAUD
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ARBEN SHTUKA		OLIVIER MARIEZ
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JEAN-LAURENT MALLET		JOEL CONRAUD
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

JEAN-CLAUDE DULAC		ELISABETH MOUILLIE
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

THIERRY VALENTIN		JEAN-LOUIS MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

TAOUFIK AIT ETTAJER		AGNES MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

FABIEN BOSQUET		LAURE MALLET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*
*Signed as Attorney-in-Fact

DANIELLE MALLET		ANTOINE SAMAHA
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

LOUIS COCCIOLONE		STEPHANE CONREAUX
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

BERNADETTE ARBEY		ALEXANDRE HUGO
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

ISABELLE MAHE		MATHIEU QUINQUET
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

FRANCOIS LAFERRIERE		DAMIEN THENIN
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

YANNICK BOISSEAU		NICOLAS HEUZE
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*

PHILIPPE LAMY		ALEXANDRA CACHEUX
By:	/s/ PASCAL LE MELINAIRE*	By:	/s/ PASCAL LE MELINAIRE*
*Signed as Attorney-in-Fact

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AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT,
AMENDED AND RESTATED SHAREHOLDERS' AGREEMENT
RECITALS
ARTICLE 1. DEFINITIONS
ARTICLE 2. RESTRICTIONS ON TRANSFERS OF STOCK
ARTICLE 3. REGISTRATION RIGHTS
ARTICLE 4. RESTRICTIONS ON INITIAL PUBLIC OFFERING
ARTICLE 5. PREEMPTIVE RIGHTS
ARTICLE 6. MISCELLANEOUS